DVL, INC.
                            PRESS RELEASE
                             MAY 22, 1995



     DVL, Inc. ("DVL") has entered into a Letter of Intent with U.S. Realty Advisors, Inc. relating to the acquisition of certain existing DVL indebtedness.

     Under the Letter of Intent, an investment group organized by U.S. Realty Advisors, Inc. will make secured advances of up to $10,000,000 for the purpose of acquiring and repaying certain existing indebtedness of DVL, subject to certain conditions including reaching acceptable terms with the existing creditors.

     In addition, the investment group will receive common stock and rights to acquire common stock of DVL on terms that ultimately could provide such group with up to 49.9% of the issued and outstanding shares of common stock of DVL on a fully diluted basis.


     The transaction is subject to successful completion of due diligence, final documentation, and shareholder and other required approvals. If completed as proposed, the transaction is expected to be consummated in the fourth quarter of 1995.

     DVL believes that, if consummated, this transaction could substantially reduce DVL's exposure to existing creditors, alleviate DVL's recent liquidity problems and position DVL to entertain new real estate-related opportunities.

     DVL is a Bogota, New Jersey-based real estate company whose common stock is listed on the New York Stock Exchange. U.S. Realty Advisors, Inc. is a New York City-based investment banking and advisory firm that specializes in real estate financing transactions.